Exhibit 10.38

TIME SHARING AGREEMENT

THIS TIME SHARING AGREEMENT (this “Agreement”) is entered into effective as of December 20, 2021, by and between Patrick F. Dolan, an individual with an address at c/o Dolan Family Office, LLC, 340 Crossways Park Drive, Woodbury, New York 11797 (“Lessor”), and MSG Entertainment Group, LLC, a Delaware limited liability company with a place of business at Two Pennsylvania Plaza, New York, New York 10121 (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor is a non-exclusive lessee and Part 91 operator of a Bombardier BD100-1A10 Challenger 350 aircraft, manufacturer’s serial number 20611, United States registration N350PD (the “Aircraft”);

WHEREAS, Lessor has employed or engaged a fully-qualified and credentialed flight crew to operate the Aircraft; and

WHEREAS, Lessor has agreed to lease the Aircraft, with flight crew, to Lessee on a “time sharing” basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR”) upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lessor and Lessee, intending to be legally bound, hereby agree as follows:

1. Lease of Aircraft. Lessor agrees to lease the Aircraft to Lessee pursuant to the provisions of FAR Section 91.501(b)(6) and Section 91.501(c)(1) and this Agreement, and to provide a fully-qualified and credentialed flight crew for all flights to be conducted hereunder during the Term (as defined in Section 13) hereof. The parties acknowledge and agree that this Agreement did not result in any way from any direct or indirect advertising, holding out or soliciting on the part of Lessor or any person purportedly acting on behalf of Lessor. Lessor and Lessee intend that the lease of the Aircraft effected by this Agreement shall be treated as a “wet lease” pursuant to which Lessor provides transportation services to Lessee in accordance with FAR Section 91.501(b)(6) and Section 91.501(c)(1).

2. Payment for Use of Aircraft. Lessee shall pay Lessor the following actual expenses of each flight conducted under this Agreement, not to exceed the maximum amount legally payable for such flight under FAR Section 91.501(d)(1)-(10):

(a) fuel, oil, lubricants and other additives;

(b) travel expenses of crew, including food, lodging and ground transportation;

(c) hangar and tie-down costs away from the Aircraft’s base of operation;

(d) additional insurance obtained for the specific flight at the request of Lessee;

(e) landing fees, airport taxes and similar assessments;

(f) customs, foreign permit and similar fees directly related to the flight;

(g) in-flight food and beverages;

(h) passenger ground transportation;

(i) flight planning and weather contract services; and

(j) An additional charge equal to 100 percent of the expenses listed in paragraph (2)(a) of this section.

Lessee shall be obligated to reimburse Lessor for the actual expenses set forth in Section 2(a)-(i) for occupied legs and for deadhead flights. Nothing herein shall prevent Lessor from utilizing empty space on any flight leg in which case Lessor and Lessee agree to adjust in good faith the expenses of any such flight segment.

3. Operational Control of Aircraft. Lessor and Lessee intend and agree that on all flights conducted under this Agreement, Lessor shall have complete and exclusive operational control over the Aircraft, its flight crews and maintenance, and complete and exclusive possession, command and control of the Aircraft. Lessor shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted under this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights. Lessee shall have no responsibility for scheduling, dispatching or flight following on any flight conducted under this Agreement, nor any right over initiating, conducting or terminating any such flight. Nothing in this Agreement is intended or shall be construed so as to convey to Lessee any operational control over, or possession, command and control of, the Aircraft, all of which are expressly retained by Lessor.

4. Scheduling.

(a) Lessee will provide Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as possible. Lessee or the designated authorized representative(s) of Lessee shall submit scheduling requests under this Agreement to the designated authorized representative(s) of Lessor. Requests for flight time shall be in such form (whether oral or written) mutually convenient to, and agreed upon by, the parties. In addition to proposed schedules and flight times, Lessee shall upon request provide Lessor with the following information for each proposed flight prior to scheduled departure: (i) proposed departure point; (ii) destination; (iii) date and time of flight; (iv) the number of anticipated passengers; (v) the nature and extent of luggage to be carried; (vi) the date and time of a return flight, if any; and (vii) any other pertinent information concerning the proposed flight that Lessor or the flight crew may request. Prior to each flight under this agreement, Lessor and Lessee shall acknowledge that the flight will be operated under the terms of this agreement and notify the flight department managing the Aircraft of the same.

(b) Subject to Aircraft and crew availability and to any usage limitations established by Lessor, Lessee’s use of the Aircraft hereunder shall be subject to Lessor’s sole discretion; in addition, (i) Lessor shall have sole and exclusive final authority over the scheduling of the Aircraft; and (ii) the needs of Lessor (or other operators or lessees of the Aircraft) for the Aircraft shall take precedence over Lessee’s rights and Lessor’s obligations under this Agreement.

(c) Although every good faith effort shall be made to avoid its occurrence, any flight scheduled under this Agreement is subject to cancellation by either party without incurring liability to the other party, except for costs and expenses (including but not limited to the items in Section 2(a)-(j)) incurred for the flight that are not reasonably recoverable, which shall be borne by the party canceling the flight. In the event of cancellation, the canceling party shall provide the maximum notice practicable to the other party.

5. Billing. Lessor shall pay all expenses relating to the operation of the Aircraft under this Agreement on a monthly basis. As soon as reasonably practicable after the end of each monthly period during the Term, Lessor shall provide to Lessee an invoice showing all use of the Aircraft by Lessee under this Agreement during that month and a complete accounting detailing all amounts payable by Lessee pursuant to Section 2 for that month, including such detail supporting all expenses paid or incurred by Lessor for which reimbursement is sought as Lessee may reasonably request. Lessee shall pay all amounts due to Lessor under this Section 5 not later than thirty (30) days after receipt of the invoice therefor.

6. Maintenance of Aircraft. Lessor shall be solely responsible for securing maintenance, preventive maintenance and inspections of the Aircraft (utilizing an inspection program listed in FAR Section 91.409(f)), and shall take such requirements into account in scheduling the Aircraft hereunder.

7. Flight Crew.

(a) Lessor shall employ or engage and pay all salaries, benefits and/or compensation for a fully-qualified flight crew with appropriate credentials to conduct each flight undertaken under this Agreement. Lessor may use temporary flight crewmembers for a flight under this Agreement only if any such temporary crewmember is FlightSafety (or SimuFlite) trained, is current on the Aircraft and satisfies all of the requirements and conditions under the insurance coverage for the Aircraft. All flight crewmembers shall be included on any insurance policies that Lessor is required to maintain hereunder.

(b) The qualified flight crew provided by Lessor shall exercise all of its duties and responsibilities with regard to the safety of each flight conducted hereunder in accordance with applicable FARs. The Aircraft shall be operated under the standards and policies established by Lessor. Final authority to initiate or terminate each flight, and otherwise to decide all matters relating to the safety of any given flight or requested flight, shall rest with the pilot-incommand of that flight. The pilot-in-command may, in its sole discretion, terminate any flight, refuse to commence any flight, or take any other action that, in the judgment of the pilot-incommand, is necessitated by considerations of safety. No such termination or refusal to commence by the pilot-in-command shall create or support any liability for loss, injury, damage or delay in favor of Lessee or any other person. Lessor shall not be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason.

8. Insurance.

(a) At all times during the Term of this Agreement, Lessor shall maintain at its sole cost and expense (i) comprehensive aircraft and liability insurance against bodily injury and property damage claims, including, without limitation, contractual liability, premises damage, personal property liability, personal injury liability, death and property damage liability, public and passenger legal liability coverage, in an amount not less than $100,000,000 for each single occurrence and (ii) hull insurance for the full replacement cost of the aircraft.

(b) Any policies of aircraft and liability insurance carried in accordance with this Section 8 and any policies taken out in substitution or replacement of any such policies (i) shall name Lessee and its affiliates and each of their respective members, managers, shareholders, officers, directors, partners, employees, agents, licensees and guests as additional insureds (without responsibility for premiums) with respect to the liability coverage; (ii) shall waive any right of set-off and any right of subrogation against any of the additional insureds; (iii) shall provide for thirty (30) days written notice to Lessee by such insurer of cancellation, change, non-renewal or reduction (seven (7) days in the case of war risk and allied perils coverage or such shorter period as is customarily available in the industry); (iv) shall be primary, not subject to any co-insurance clause, not contributory or subject to offset with respect to any other policies in force; and (v) shall include a severability of interest clause providing that the policies will operate in the same manner to give each insured the same protection as if there were a separate policy issued to each insured except for the limit of liability.

(c) Lessor shall use reasonable commercial efforts to provide such additional insurance coverage for specific flights under this Agreement, if any, as Lessee may request in writing.

Lessee also acknowledges that any trips scheduled to the European Union may require Lessor to purchase additional insurance to comply with local regulations. The cost of all additional flight-specific insurance shall be borne by Lessee as set forth in Section 2(d) hereof.

(d) Each party agrees that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated. In no event shall Lessor suffer or permit the Aircraft to be used or operated under this Agreement without such insurance being fully in effect.

(e) Lessor shall ensure that worker’s compensation insurance with all-states coverage is provided for the Aircraft’s crew and maintenance personnel.

(f) Lessor shall deliver certificates of insurance to Lessee with respect to the insurance required or permitted to be provided by it hereunder not later than the first flight of the Aircraft under this Agreement and upon the renewal date of each policy.

9. Taxes. Lessee shall be responsible for paying, and Lessor shall be responsible for collecting from Lessee and paying over to the appropriate authorities, all applicable Federal transportation taxes and sales, use or other excise taxes imposed by any governmental authority in connection with any use of the Aircraft by Lessee hereunder. Each party shall indemnify the other party against any and all claims, liabilities, costs and expenses (including attorney’s fees as and when incurred) arising out of its breach of this undertaking.

10. Lessee’s Representations and Warranties. Lessee represents and warrants that:

(a) It will not use the Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire or for common carriage.

(b) It shall refrain from incurring any mechanic’s or other liens in connection with inspection, preventive maintenance, maintenance or storage of the Aircraft, and shall not attempt to convey, mortgage, assign, lease or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien.

(c) It shall not lien or otherwise encumber or create or place any lien or other encumbrance of any kind whatsoever, on or against the Aircraft for any reason. It also will ensure that no liens or encumbrances of any kind whatsoever are created or placed against the Aircraft for claims against Lessee or by Lessee.

(d) It will abide by and conform to all laws, governmental and airport orders, rules and regulations, as shall be imposed upon the lessee of an aircraft under a time sharing agreement, and applicable company policies of Lessor.

11. Lessor’s Representations and Warranties. Lessor represents and warrants that it will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft pursuant to this Agreement.

12. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LESSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT, INCLUDING ANY WITH RESPECT TO ITS CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY INCIDENTIAL, CONSEQUENTIAL OR SPECIAL DAMAGES, HOWEVER ARISING.

13. Term. The term of this Agreement (the “Term”) shall commence on the effective date hereof and expire on June 30, 2022, and thereafter shall automatically renew for successive one-year terms. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement upon 30 days prior written notice to the other party. In addition, this Agreement shall terminate (i) effective on the date specified in a written notice from Lessor to Lessee to the effect that Lessor no longer operates the Aircraft, which notice shall be given by Lessor to Lessee as soon as reasonably practicable after Lessor becomes aware that such is or will be the case or (ii) immediately upon a Change of Control of Lessee. “Change of Control” shall mean the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them), of the power to direct the management of Madison Square Garden Entertainment Corp. or substantially all its assets (as constituted immediately prior to such transaction or transactions).

14. Limitation of Liability. The parties, for themselves and on behalf of their representatives, guests, invitees, licensees and employees, covenant and agree that the insurance described in Section 8 hereof shall be the sole recourse for any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including attorneys fees, court costs and witness fees, attributable to the use, operation or maintenance of the Aircraft pursuant to this Agreement or performance of or failure to perform any obligation under this Agreement, except in the event that Lessor fails to obtain and maintain the insurance required hereunder or in the event of the gross negligence of the party at fault or the proceeds of insurance are unavailable due to an act or omission of a party that violates the covenants, terms and conditions of the insurance policy.

15. Relationship of Parties. Lessor is strictly an independent contractor lessor/provider of transportation services with respect to Lessee. Nothing in this Agreement is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or principal and agent. All persons furnished by Lessor for the performance of the operations and activities contemplated by this Agreement shall at all times and for all purposes be considered Lessor’s employees or agents.

16. Governing Law; Severability. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, determined without regard to its conflicts of laws principles. If any provision of this Agreement conflicts with any statute or rule of law of the State of New York, or is otherwise unenforceable, such provision shall be deemed null and void only the extent of such conflict or unenforceability, and shall be deemed separate from, and shall not invalidate, any other provision of this Agreement.

17. Amendment. This Agreement may not be amended, supplemented, modified or terminated, or any of its terms varied, except by an agreement in writing signed by each of the parties hereto.

18. Counterparts. This Time Sharing Agreement may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all parties may not have executed the same counterpart of this Agreement. Each party may transmit its signature by confirmed facsimile or PDF transmission, and such signatures shall have the same force and effect as an original signature.

19. Successors and Assigns. This Time Sharing Agreement shall be binding upon the parties hereto, and their respective heirs, executors, administrators, other legal representatives, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, to their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns. Lessee agrees that it shall not directly or indirectly sublease, assign, transfer, pledge or hypothecate this Agreement or any part hereof (including any assignment or transfer pursuant to the laws of intestacy) without the prior written consent of Lessor, which may be given or withheld by Lessor in its sole and absolute discretion.

20. Notices. All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered, sent by certified or registered mail, return receipt requested, or nationally-utilized overnight delivery service, PDF or confirmed facsimile transmission, as the case may be. Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 20. In the case of notices to Lessee, a copy of each such notice shall be sent via email to legalnotices@msg.com. In the case of notices to Lessor, a copy of each such notice shall be sent via email to officer@dfollc.com. Notices sent by certified or registered mail shall be deemed received three (3) business days after being mailed. All other notices shall be deemed received on the date delivered.

21. Truth-in-Leasing Compliance. Lessor, on behalf of Lessee, shall (i) mail a copy of this Agreement to the Aircraft Registration Branch, Technical Section, of the FAA in Oklahoma City within twenty four (24) hours of its execution; (ii) notify the nearest Flight Standards District Office at least forty-eight (48) hours prior to the first flight by Lessor under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time of the first flight; and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.

22. TRUTH IN LEASING STATEMENT UNDER FAR SECTION 91.23:

(a) LESSOR HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH THE

MAINTENANCE AND INSPECTION REQUIREMENTS OF FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(b) LESSOR HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR ALL OPERATIONS UNDER THIS AGREEMENT.

(c) EACH PARTY HEREBY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(d) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

THE UNDERSIGNED FOR LESSOR CERTIFIES THAT THEY ARE RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT THEY UNDERSTAND THE RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

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IN WITNESS WHEREOF, Lessor and Lessee have executed this Time Sharing Agreement effective as of the date first above written.

LESSOR:

Patrick F. Dolan

LESSEE:

MSG Entertainment Group, LLC

By:	/s/ Mark H. FitzPatrick
Name: Mark H. FitzPatrick
Title: EVP & Chief Financial Officer